AXP VARIABLE PORTFOLIO-INCOME SERIES, INC.
File No. 2-73113/811-3219

EXHIBIT INDEX

Exhibit (d)(3):     Investment Management Services Agreement, dated Sept. 13,
                    1999.

Exhibit (d)(8):     Administrative Services Agreement, dated Sept. 13, 1999.

Exhibit (g)(3):     Custodian Agreement, dated Sept. 13, 1999.

Exhibit (i):        Opinion and Consent of Counsel.

Exhibit (m):        Plan and Agreement of Distribution, dated Sept. 13, 1999.